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[THE YORK GROUP LOGO]

                                                                    EXHIBIT 99.2

CONTACT:    Dan Malone
            713-984-5500
            713-984-5517 Fax



               MATTHEWS INTERNATIONAL TO ACQUIRE THE YORK GROUP

      PITTSBURGH, PA and HOUSTON, TX, MAY 23, 2001 - Matthews International Corporation (NASDQ:MATW) and The York Group, Inc. (NASDQ:YRKG) announced today that they have signed a merger agreement whereby Matthews will acquire 100% of the outstanding common shares of The York Group for $10 cash per share. Matthews also agreed to pay up to an additional $1 cash per share based on the excess cash remaining on York's balance sheet as of October 31, 2001. Completion of this transaction, which is anticipated to occur in the fourth quarter of 2001, is subject to York achieving earnings before interest, taxes, depreciation and amortization ("EBITDA") from its casket operations greater than the same period of the prior year for the nine months ended September 30, 2001; approval of the merger by the shareholders of York; compliance with applicable legal and regulatory requirements; and standard closing conditions. York believes that the interim period prior to closing will permit York to increase the per share value received by shareholders in the merger through the disposition of non-casket operations and other non-operating assets. York, a leading casket manufacturer in the United States, will have annual revenues of approximately $130 million following the sale of its other operating businesses.

      David M. Kelly, Chairman, President and Chief Executive Officer of Matthews, commented: "One of our strategic objectives is to expand our position in the death care market. In that regard, York's strong position in the casket segment and their selection room merchandising systems present us with an exciting and positive opportunity. Additionally, York's management has done a good job in taking the necessary actions to strengthen the company and to grow profits over the long run." The acquisition is expected to be accretive to Matthews' earnings in its first year.

      "We are pleased to be associated with Matthews International Corporation. Our product lines complement one another and our corporate cultures are compatible. We believe this merger is not only in the best interests of our shareholders, but also for our customers and the employees of The York Group as well," said Thomas J. Crawford, President and Chief Executive Officer of The York Group, who is expected to lead the casket operations after the acquisition.

      Matthews and York will conduct a joint conference call on May 24 at 3:00 p.m. EDT to further discuss this announcement. To participate in the call, dial 612-332-0819 at least ten minutes before the conference call begins and ask for the Matthews International/York Group conference call. A replay of the call will be available at approximately 6:30 p.m. EDT the day of the conference and will be accessible until June 1, 2001. To access the replay, dial 320-365-3844, enter the pass code 588168, and follow the provided instructions.

      The York Group, Inc., headquartered in Houston, Texas, offers death care professionals the broadest range of wood, metal, cloth-covered, orthodox and cremation caskets of all industry suppliers. The York Group also provides the York Merchandising System(TM) and Funeral Resource Center(TM), which are state-of-the-art merchandising display systems for the death care industry.

      Certain of the information relating to the Company contained or incorporated by reference herein is "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference or made by management of the Company, other than

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statements of historical fact regarding the Company, are forward-looking statements. These statements, and all phases of the Company's operations, are subject to risks and uncertainties, any one of which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include or relate to, among other things, the satisfaction of conditions to closing in the merger agreement, including meeting the threshold EBITDA requirement; whether York can increase the $10.00 per share consideration through the generation of excess cash; and changes in demand for the Company's products and services that could be caused by a number of factors, including changes in death rate, cremation rates, competitive pressures and economic conditions; as well as the effect of competition on the Company's ability to maintain margins on existing operations.

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